Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2003 Results

Bothell, WA — February 3, 2004 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $1.3 million, compared with $635,000 in the fourth quarter of 2002. For the year ended December 31, 2003, revenues were $5.1 million, compared to $1.7 million for the year ended December 31, 2002. The increase in revenue is primarily attributable to fees earned from ongoing research collaborations.

Total operating expenses for the fourth quarter of 2003 were $7.1 million, compared to $6.9 million in the same period in 2002. For the year 2003, total operating expenses were $28.3 million, compared to $26.9 million in the year 2002.

Research and development expenses were $5.1 million in the fourth quarter of 2003, compared to $5.4 million in the fourth quarter of 2002. General and administrative expenses were $1.6 million in the fourth quarter of 2003, compared to $985,000 in the fourth quarter of 2002. This increase is primarily attributable to an increase in compensation and benefits expense. Seattle Genetics employed 108 staff members as of December 31, 2003, up 11 percent from 97 at the end of 2002.

Seattle Genetics recorded a non-cash accretion of preferred stock deemed dividend of $186,000 for the fourth quarter of 2003 and $201,000 for the year ended December 31, 2003. The non-cash preferred stock deemed dividend is associated with the $41 million private placement of Series A convertible preferred stock that closed in July 2003. Seattle Genetics will record non-cash accretion of preferred stock deemed dividends of $2.2 million, $27.1 million and $7.2 million, respectively in the first three quarters of 2004.

Net loss attributable to common stockholders for the fourth quarter of 2003 was $5.6 million, or $0.18 per share, compared to $5.8 million, or $0.19 per share, for the same period in 2002. For the year ended December 31, 2003, net loss attributable to common stockholders was $22.3 million, or $0.73 per share, compared to $23.2 million, or $0.77 per share, for the same period in 2002.

As of December 31, 2003, Seattle Genetics had $73.7 million in cash, cash equivalents, short-term and long-term investments, compared to $44.2 million as of December 31, 2002 and compared to $69.2 million as of September 30, 2003. The increase in the fourth quarter reflects receipt of $10.0 million from Genentech, Inc., comprised of a fee of $3.0 million and an equity investment of $7.0 million in Seattle Genetics common stock, under the parties’ existing antibody-drug conjugate (ADC) collaboration agreement.

“We realized many important accomplishments recently, including initiation of our SGN-30 phase II trial and filing of an IND with the FDA for SGN-40,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition, our ADC technology is driving our preclinical pipeline of products, including SGN-35 and SGN-75, and continues to provide opportunities to collaborate with industry leading partners.”

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and four in preclinical development, SGN-40, SGN-35, SGN-17/19 and SGN-75. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure new or maintain existing collaborations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$40,830	$26,380
Other current assets	1,841	1,064

Total current assets	42,671	27,444
Property and equipment, net	5,500	6,237
Long-term investments	32,852	17,839
Restricted investments	976	980
Other assets	—	36

Total assets	$81,999	$52,536

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$1,726	$2,191
Deferred revenue	2,106	1,301

Total current liabilities	3,832	3,492

Deferred rent	390	268
Deferred revenue, net of current portion	2,899	2,074

Total long-term liabilities	3,289	2,342

Stockholders’ equity	74,878	46,702

Total liabilities and stockholders’ equity	$81,999	$52,536

Seattle Genetics, Inc.

Statements of Operations

(Unaudited)

(In thousands except shares and per share amounts)

	Three months ended December 31		Twelve months ended December 31
	2003	2002	2003	2002
Revenues	$1,330	$635	$5,070	$1,684

Expenses
Research and development	5,120	5,356	21,760	19,820
General and administrative	1,602	985	5,058	4,238
Non-cash stock-based compensation expense	341	525	1,515	2,821

Total operating expenses	7,063	6,866	28,333	26,879

Loss from operations	(5,733)	(6,231)	(23,263)	(25,195)
Investment income, net	297	417	1,177	2,035

Net loss	(5,436)	(5,814)	(22,086)	(23,160)
Non-cash preferred stock deemed dividend	(186)	—	(201)	—

Net loss attributable to common stockholders	$(5,622)	$(5,814)	$(22,287)	$(23,160)

Basic and diluted net loss per share	$(0.18)	$(0.19)	$(0.73)	$(0.77)

Weighted-average shares used in computing basic and diluted net loss per share	31,003,455	30,450,763	30,721,514	30,138,023